Exhibit 2.n.3

Report of Independent Registered Public Accounting Firm on Financial Statement Schedule

To the Board of Directors and Stockholders
of Gladstone Capital Corporation:

Our audit of the consolidated financial statements and of the effectiveness of internal control over financial reporting referred to in our report dated November 22, 2010 appearing in the accompanying registration statement on Form N-2 of Gladstone Capital Corporation also included an audit of the senior securities table appearing on page 77. In our opinion, the senior securities table presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
November 22, 2010